UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2019

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas, 28th Floor
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2019, Brainstorm Cell Therapeutics Inc. (the “Company”) entered into a Warrant Exercise Agreement (the “Warrant Exercise Agreement”) with certain holders (the “Holders”) of warrants (the “2018 Warrants”) to purchase Company common stock, $0.00005 par value per share (“Common Stock”), which 2018 Warrants were originally issued in the Company’s June 6, 2018 private placement. Pursuant to the Warrant Exercise Agreement, the Holders have agreed to exercise 842,000 shares of Common Stock (the “Exercised Shares”) of their 2018 Warrants, at an amended exercise price of $3.90 per share. The warrant exercises generated gross cash proceeds to the Company of approximately $3.3 million. The Company agreed to issue new warrant shares to the Holders to purchase 842,000 shares of Common Stock, at an exercise price of $7.00, with an expiration date of December 31, 2021 (the “New Warrants”). The 2018 Warrants, to the extent not exercised (the “Remaining 2018 Warrant”), were also amended to reduce the exercise price to $7.00 per share and to extend the expiration date to December 31, 2021.

To the extent that a Holder’s exercise of 2018 Warrants would result in such Holder exceeding the Beneficial Ownership Limitation (as defined in the 2018 Warrants), such excess warrant shares shall be held in abeyance for the benefit of such Warrant Holder until such time as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation.

The Holders agreed that, subject to limited exceptions, for the 90 days following the date of the Warrant Exercise Agreement, neither the Company nor any Subsidiary will issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock, without the prior written consent of the Holders of a majority of the New Warrant shares. The Company also agreed that during the time the New Warrants are unexercised, the Company will not enter into any agreements with any holder of 2018 Warrants with more favorable terms, without the consent of the Holders of a majority of the warrant shares then exercisable under all outstanding Warrant Exercise Agreements.

The Company also agreed to file a registration statement covering the resale of the additional shares of Common Stock underlying the New Warrants. The New Warrants have not been registered under the Securities Act of 1933, as amended (the Securities Act), or state securities laws. The Exercised Shares have been registered for resale on the Company’s registration statement on Form S-3 (File No. 333-225995). The issuance of the Exercised Shares and New Warrants is exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. This Current Report on Form 8-K is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. The Company made this determination based on the representations that each party is an “accredited investor” within the meaning of Rule 501 of Regulation D.

The foregoing is a summary of the terms of the New Warrants and the Warrant Exercise Agreement and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the full text of the Form Warrant and the Warrant Exercise Agreement, copies of which are filed herewith as Exhibits 4.1 and 10.1, respectively.

Item 3.02 Unregistered Sale of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: August 2, 2019	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President